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                             EXHIBIT 4(GG)
                    PROTECTIVE LIFE INSURANCE COMPANY
                         2801 HIGHWAY 280 SOUTH
                        BIRMINGHAM, ALABAMA 35223


                              ENDORSEMENT

The Certificate to which this Endorsement is attached is amended as of its Effective Date as follows:

1. The definition entitled "ANNUITY DEPOSIT" is deleted in its entirety and a new definition is inserted in lieu thereof to read as follows:

    ANNUITY DEPOSIT(S) - Annuity Deposits (less Premium Taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under this Certificate. Each Annuity Deposit and each allocation to a Guaranteed Period must be at least [$10,000]. We reserve the right to limit the amount of your Annuity Deposits. Only one Cerfiticate will be issued regardless of the number of Annuity Deposits you make.

2. The definition entitled "BENEFICIARY" is deleted in its entirety and a new definition is inserted in lieu thereof to read as follows:

    BENEFICIARY - The person entitled to receive the benefits under this Certificate, if any, upon the death of any Participant.

        PRIMARY - The person named to receive the death benefits upon any Participant's death. Upon the death of any Participant, the surviving Participant, if any, will become the Primary Beneficiary. CONTINGENT - The person named to receive the death benefits if the Primary Beneficiary is not living at the time of a Participant's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of a Participant's death, the Estate of the deceased Participant will be the Beneficiary. IRREVOCABLE - An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, or to exercise certain other rights.

3. The last sentence in the definition entitled "INITIAL GUARANTEED INTEREST RATE" is revised to read as follows: This rate is specified on the Schedule.

4. A new sentence is inserted at the end of the definition entitled "MARKET VALUE ADJUSTMENT" to read as follows: The Market Value Adjustment is explained on the Schedule.

5. A new sentence is inserted at the end of the definition entitled "Sub-Account Value" to read as follows:

     The Sub-Account Value of each Sub-Account under this Certificate must be at least [$10,000] at all times.

6. The last sentence in the definition entitled "SURRENDER CHARGE" is deleted and a new sentence is inserted in lieu thereof to read as follows:
     The Surrender Charge is explained on the Schedule.

7. A new provision entitled "ANNUITANT" is added to the section entitled "CONTROL PROVISIONS" to read as follows:

     ANNUITANT
     The Participant may change the Annuitant prior to the Annuity Commencement Date. The request must be in Writing. Once it is received and acknowledged at our Home Office, any change will relate back to and take effect on the date the request was signed. If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the Application will become the Annuitant, unless the Participant designates otherwise. The Annuitant is the "Payee" for the purposes of the Annuity Table.

8. The first and third sentences of the provision entitled "BENEFICIARY" are deleted and the following new sentence is inserted as the new second sentence to read as follows. You may change the Beneficiary at any time.

     The last paragraph of the provision entitled "BENEFICIARY" is deleted in it's entirety.

9. The provisions entitled "DEATH OF THE ANNUITANT OR PARTICIPANT" and "DEATH BENEFIT" are deleted in their entirety and new provisions are inserted in lieu thereof to read as follows:

     DEATH OF THE ANNUITANT OR PARTICIPANT
     If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the Application will become the new Annuitant unless the Participant designates otherwise.
     If any Participant is not a natural person, the death or change of the Annuitant will be treated as the death of a Participant. If any Participant dies while this Certificate is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary.

     DEATH BENEFIT
     The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Home Office within [6] months of the date of death, the


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     IPD-2079                                                            2/96



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     Death Benefit will equal the greater of: (1) the Account Value, less applicable Premium Taxes; or (2)the Net Account Value. If a clain is received past [6] months after the date of death, the Death Benefit will equal the Net Account Value. If any Participant of this Certificate is not a natural person, upon the change of the Annuitant, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under this Certificate, even though the Certificate may continue beyond a Participant's death.

     The Death Benefit may be taken in one sum immediatley. In all events, the entire Death Benefit, including any interest accrued thereon, must be distributed within five years of the date of death unless:

     (a) it is payable over the life of the Beneficiary with distributions beginning within one year of the date of death; or
     (b) it is payable over a period not extending beyond the life expectancy of the Beneficiary with distributions beginning within one year of the date of death; or
     (c) the deceased Participant's spouse is the Beneficiary and, in lieu of receiving the Death Benefit continues the Certificate and become the new Participant.

      If the deceased Participant's spouse continues the Certificate and becomes the new Participant, upon such spouse's death, a Death Benefit will become payable to the new Beneficiary (determined at the time of the spouse's death). The Death Benefit, including any interest accrued thereon, must be distributed within five years of the spouse's death.

10. The section entitled "ANNUITY DEPOSIT" including the provision entitled "SUB-ACCOUNTS", is deleted in its entirety.

11. The section entitled "INTEREST CREDITED AND GUARANTEED PERIODS" is revised as follows:

     The third sentence in the first paragraph is deleted and a new sentence is inserted in lieu thereof to read as follows:You may select from any Guaranteed Period offered by the Company under the Contract at the time the Annuity Deposit or transfer is made.

     The first sentence in the second paragraph is deleted in its entirety. Two new sentences are inserted to begin the second paragraph to read as follows: You may not transfer a Sub-Account Value to any other Sub-Account(s) prior to the end of the existing Sub-Account's Guaranteed Period. At the end of any Guaranteed Period a Subsequent Guaranteed Period will begin.

12. A new sentence is added to the end of the section entitled "PREMIUM TAXES" to read as follows:

     Premium Taxes may also be deducted from the Death Benefit.

13.  The section entitled  "SURRENDERS-TERMINATION" is revised as follows:

     The second sentence of the first paragraph is revised to state each remaining Sub-Account Value must be at least [$10,000] after any partial surrender request.

     The second and fourth paragraphs, and the provision entitled "WAIVER OF SURRENDER CHARGES" are deleted in their entirety and a new third paragraph is inserted to read as follows:

     The Surrender Value will be calculated by the Company using the following formula:

                           (A - S - M - P), WHERE:

     A= the amount of the full or partial surrender;
     S= the amount of Surrender Charge;
     M= the amount of the Market Value Adjustment;
     P= the amount of unpaid Premium Taxes, if any.

14. The section entitled "MARKET VALUE ADJUSTMENT" is deleted in its entirety.

15. The third paragraph in the provision entitled "ANNUITY BENEFIT" is deleted in its entirety and a new paragraph is inserted in lieu thereof to read as follows:

     If the Annuitant or Participant dies on or after the Annuity Commencement Date, any remaining payments will be distributed at least as rapidly as under the method of distribution being used at the time of death.

16. Option 4 in the provision entitled "ANNUITY OPTIONS" is deleted in its entirety.

17. A new sentence is added to the end of provision entitled "ANNUITY TABLE" to read as follows: One year will be deducted from the attained age of the Annuitant for every completed three years beyond the year 1987.


     Signed for the Company as of the Effective Date, which is the Certificate Date.

     PROTECTIVE LIFE INSURANCE COMPANY



     /S/ JOHN K. WRIGHT
     Secretary


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IPD-2079                                                            2/96